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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this "Agreement") dated as of May 9, 2002, between Rehabilicare Inc. (the "Company"), a Minnesota corporation, and W. Glen Winchell (the "Executive"), a resident of Minnesota

        WHEREAS, the Executive has served as Chief Financial Officer of the Company for almost nine years;

        WHEREAS, the Executive has a Severance Pay Agreement, dated as of May 7, 1997, with the Company, as amended by Amendment No1 and Amendment No 2 thereto (the "Severance Agreement") that applies only after a Change of Control (as defined therein);

        WHEREAS, the Company is currently seeking to retain a new Chief Executive Officer and both wishes to assure itself of the continued services of Executive and to provide for an increased level of services prior to retention of such Chief Executive Officer;

        WHEREAS, Executive wishes to confirm the terms of his employment on the terms and conditions set forth in this Agreement and in the Severance Agreement.

        NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1. Term. Unless terminated at an earlier date in accordance with Section 9 of this Agreement, the term of this Agreement shall commence on the date hereof and continue for a period of eighteen months after the retention by the Company of a new Chief Executive Officer.

        2. Position and Duties.

        (a) Service with Company. During the term of this Agreement, the Executive agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time as shall be appropriate to his position. The Executive's title and position shall, until the commencement of work by a new Chief Executive Officer, be "Chief Operating Officer and Chief Financial Officer." After commencement of work by a new Chief Executive Officer, Executive's title and position shall be "Vice President and Chief Financial Officer."

        (b) Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not interfere with the performance of his obligations under this Agreement.

        3. Compensation.

        (a) Base Salary. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base salary for the period ending July 31, 2002, of $167,000 per annum, and commencing on and after August 1, 2002, a base salary of no less than $187,000 per annum, in each case less deductions and withholdings, which salary shall be paid in accordance with the Company's normal payroll procedures and policies. The compensation payable to the Executive during each year after the year ending July 31, 2002 shall be established by the Company's Board of Directors following an annual performance review, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.
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        (b) Incentive Compensation. In addition to the base salary, the
Executive shall be eligible to participate in any bonus or incentive compensation plans that may be established by the Board of Directors of the Company from time to time applicable to the Executive and shall be entitled to continue to participate in the bonus plan for the fiscal year of the Company ending June 30, 2002, at a targeted bonus level of 30% of base salary. For each of the fiscal years ending June 30, 2003 and June 30, 2004, the Executive's targeted bonus level shall not be less than 35%; provided that the Company shall not be obligated to establish any specific bonus program or any particular bonus level for any executive for the fiscal year ending June 30, 2004; provided further that if the Company does establish a bonus program for the fiscal year ending June 30, 2004, the targeted bonus level of Executive relative to other executive officers of similar seniority for such fiscal year shall be at least as high as the 35% targeted bonus level would represent for executives in the fiscal year ending June 30, 2002.

        (c) Participation in Benefit Plans. While he is employed by the Company, the Executive shall also be eligible to participate in all Executive and employee benefit plans or programs (including vacation time) of the Company to the extent that the Executive meets the requirements for each individual plan. The Company provides no assurance as to the adoption or continuance of any particular Executive or employee benefit plan or program, and the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

        (d) Special Bonus. Provided Executive's employment has not been terminated prior to August 1, 2002 (unless such termination is by the Company without Cause or by Executive for Good Reason, in which case this proviso shall not apply), the Company shall pay to the Executive, with the next regular payroll payment after August 1, 2002, a one time bonus for the extra services undertaken by Executive while the Company has functioned without a Chief Executive Officer, equal to $35,000, which bonus shall be in addition to, and not by way of offset to, any bonus due Executive under Section 3(b).

        (e) Expenses. The Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification. In addition, the Company shall provide the Executive an automobile expense reimbursement allowance of $750.00 per month.

        4. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of his employment or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of his employment, the Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Executive.

        5. Ventures. If, during the term of his employment the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved by the Company's Board of Directors, the Executive shall not be entitled to any interest in such project, program or venture or to any


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commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement. The Executive shall have no interest, direct or indirect, in any vendor or customer of the Company.

        6. Noncompetition Covenant. (a) Agreement Not to Compete. During the term of his employment with the Company and for a period of one year after the termination of such employment (unless such termination by the Company is without Cause or such termination by the Executive is for Good Reason), Executive shall not engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement, including the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices or systems related to the products or services being sold by the Company or hire any current or former Executive of the Company.

        (b) Geographic Extent of Covenant. The obligations of the Executive under Section 6(a) shall apply to any geographic area in which the Company (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

        (c) Limitation of Covenant. Ownership by the Executive, as a passive investment, of less than two percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq shall not constitute a breach of this Section 6.

        (d) Indirect Competition. The Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by the Executive, either directly or indirectly. In particular the Executive agrees that he will not, directly or indirectly, induce any Executive of the Company to carry out, directly or indirectly, any such activity.

        (e) Acknowledgment. The Executive agrees that the restrictions and agreements contained in this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 6 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 6.

        (f) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 6 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        7. Patent and Related Matters.

        (a) Disclosure and Assignment. The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the term of this Agreement, or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company ("Developments"). The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year after termination of the Executive's employment with the Company.

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        (b) Future Developments. As to any future Developments made by the
Executive that relate to the business, products or practices of the Company and that are first conceived or reduced to practice during the term of this Agreement, or within six months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, the Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within 20 days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes no such claim, the Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by the Executive.

        (c) Limitation on Sections 7(a) and 7(b). The provisions of Section 7(a) and 7(b) shall not apply to any Development meeting the following conditions:

        (1) such Development was developed entirely on the Executive's own time;

        (2) such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

        (3) such Development does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development; and

        (4) such Development does not result from any work performed by the Executive for the Company.

        (d) Assistance of the Executive. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign copyrights and Letters Patent, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

        (e) Records. The Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, the Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, the Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

        (f) Obligations, Restrictions and Limitations. The Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. The Executive shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him while he is employed by the Company and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

        (g) Copyrightable Material. All right, title and interest in all copyrightable material that the Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

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        (h) Know-How and Trade Secrets. All know- how and trade secret information conceived or originated by the Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

         8.     Termination of Employment.

        (a) Grounds for Termination. The Executive's employment shall terminate prior to the expiration of the initial term set forth in Section 1 or any extension thereof in the event that at any time:

            (1)  The Executive dies;

            (2) The Executive becomes "disabled," so that he cannot perform the essential functions of his position with or without reasonable accommodation;

            (3) The Board of Directors of the Company elects to terminate this Agreement for "Cause" and notifies the Executive in writing of such election;

            (4) The Board of Directors of the Company elects to terminate this Agreement without "Cause" and notifies the Executive in writing of such election;

            (5) The Executive elects to terminate this Agreement for "Good Reason" and notifies the Company in writing of such election; or

            (6) The Executive elects to terminate this Agreement without "Good Reason" and notifies the Company in writing of such election.

        If this Agreement is terminated pursuant to clause (1), (2), or (3) of this Section 8(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (4) (5) or (6) of this Section 8(a), such termination shall be effective 30 days after delivery of the notice of termination.

        (b) Definitions:

               (1)    "Cause" means

                      (A) The Executive has breached the provisions of Section 4, 5 or 6 of this Agreement in any material respect;

                      (B) The Executive has engaged in willful and material misconduct, including willful and material failure to perform the Executive's duties as an officer or Executive of the Company and has failed to cure such default within 30 days after receipt of written notice of default from the Company;

                      (C) The Executive has committed fraud, misappropriation or embezzlement in connection with the Company's business; or

                      (D) The Executive has been convicted or has pleaded nolo contendere to criminal misconduct (except for parking violations and occasional minor traffic violations).

               In the event that the Company terminates the Executive's employment for "Cause" pursuant to clause (B) of this Section 8(b)(1) and the Executive objects in writing to the Board's determination that there was proper "Cause" for such termination within 20 days after the Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 9(a). If the Executive fails to object to any such determination of "Cause" in writing within such 20-day period, he shall be deemed to have waived his right to object to that determination. If

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               such arbitration determines that there was not proper "Cause" for termination, such termination shall be deemed to be a termination pursuant to clause (4) of Section 8(a), and the Executive's sole remedy shall be to receive the cash compensation and benefits contemplated by Section 8(e), and reasonable attorneys' fees and expenses incurred in such arbitration contemplated by Section 9(a).

               (2)    "Good Reason" means:

                      (A) the assignment to Executive of employment responsibilities or the removal of employment responsibilities which are not of commensurate with Executive's responsibilities, authority and status as chief financial officer of the Company;

                      (B) a breach of the obligations of the Company under
                      Section 3 that has not been cured within 10 days of notice from Executive; or

                      (C) The Company's requiring Executive to be based or maintain a regular office outside of the seven county Twin Cities Metropolitan Area.

               In the event that the Executive terminates the Executive's employment for "Good Reason" pursuant to clause (A) of this
               Section 8(b)(2) and the Company objects in writing to the Executive's determination that there was proper "Good Reason" for such termination within 20 days after the Company is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 9(a). If the Company fails to object to any such determination of "Good Reason" in writing within such 20-day period, it shall be deemed to have waived its right to object to that determination. If such arbitration determines that there was not "Good Reason" for termination, such termination shall be deemed to be a termination pursuant to clause (6) of Section 8(a), and the Executive's sole remedy shall be to receive the cash compensation and reasonable benefits contemplated by Section 8(e), and attorneys' fees and expenses incurred in such arbitration contemplated by Section 9(a).

               (3) "Disabled" means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of six months.

        (c) Effect of Termination. Notwithstanding any termination of this Agreement, except as qualified in Sections 6(a) and 8(h), the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment.

        (d) Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

        (e) Severance Pay and Benefits.

                      (1) If the Executive's employment by the Company is
               terminated by the Company without Cause or pursuant to clause (4) of Section 8(a) or by the Executive for Good Reason or pursuant to clause (5) of Section 8(a), the Company shall:

                      (A) pay to Executive his base salary through the date
                       of termination;

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                      (B) pay to Executive the value of any vacation time
                      accrued in accordance with the Company's policies and not taken through the date of termination;

                      (C) continue to pay to the Executive his base salary for a period of 15 months after the date of such termination;

                      (D) continue to provide health, life, disability and dental insurance benefits for the Executive through the earlier of (i) the date that the Executive obtains an employment position providing equivalent benefits, or (ii) 15 months from the date of termination of employment;

                      (E) provided Executive has served for a period of at least three months since the commencement of the fiscal year, pay Executive a pro rata portion (based on the number of days of employment during that fiscal year) of any bonus payment that would have been payable to him for that fiscal year pursuant to Section 3(b) if the Executive had been in the employ of the Company for the full fiscal year;

                      (F) pay to Executive his $35,000 Special Bonus if not yet paid;

                      (G) release Executive from the one year covenant not to compete set forth in Section 6 of this Agreement.

               The Executive agrees that the payments made in accordance with clause (C) above shall be made over the 15 month period after the date of termination (pro rata with respect to (E)) with the Company's normal payroll disbursements to employees. The payment in clause (E) above shall be made at the same time bonus payments are made to other executives with respect to such year (after the completion of the fiscal year when a determination has been made that bonus objectives have been achieved). The Executive also agrees that the compensation set forth in this Section (e)(1) constitutes all the compensation and benefits due Executive upon termination pursuant to clause (4) or clause (5) of Section 8(a) and that no other compensation of any kind shall be due Executive upon such termination, including, without limitation, no compensation by way of (1) 401K or other ERISA or stock plan benefits accruing after the date of such termination, (2) automobile allowance, expense allowance, materials or equipment allowance or phone or cell phone allowance, (3) bonus with respect to any fiscal year after the fiscal year in which the Executive's employment terminated, (4) payment with respect to any other severance plan or policy, including the executive officer severance policy otherwise in place at the Company.

               (2) If this Agreement is terminated pursuant to clauses (1), (2)
        (3) or (6) of Section 8(a), the Executive's right to base salary and benefits after the date of such termination shall immediately terminate, except as may otherwise be required by applicable law.

        (f) Severance Agreement Controls. The provisions of this Agreement shall have no application to the termination of Executive after a Change of Control as defined in the Severance Agreement made between the Executive and the Company, and Executive and the Company agree that the Severance Agreement shall in all respects control the compensation and benefits due Executive upon termination after a Change of Control, unless that Severance Agreement has expired or been terminated at the time of such Change of Control, in which case the provisions of this Agreement, if they remain in effect, shall apply to the Executive's terms of employment, the termination of the Executive, and the compensation and benefits due the Executive upon termination.

        9.     Settlement of Disputes.

        (a) Arbitration. Except as provided in Section 9(b), any claims or disputes of any nature between the Company and the Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to the Executive's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minneapolis, Minnesota in accordance

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with the applicable rules of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s), reasonable attorneys' fees and legal expenses, and other costs incurred by the Executive or the Company in connection with such arbitration shall be paid by the party that is unsuccessful in such arbitration to the prevailing party or to the extent neither party entirely prevails, as allocated and awarded by arbitration.

        The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

        (b) Resolution of Certain Claims -- Injunctive Relief. Section 9(a) shall have no application to claims by the Company asserting a violation of
Section 4, 6, 7 or 8(d) or seeking to enforce, by injunction or otherwise, the terms of Section 4, 6, 7 or 8(d). Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 9(c). The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of Section 4, 6, 7 or 8(d) of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to seek to enforce the provisions of Sections Section 4, 6, 7 or 8(d) by applying for temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the prevailing party, whether the Company or the Executive, shall be entitled to recover from the unsuccessful party their reasonable attorneys' fees and costs in enforcing the provisions of Sections Section 4, 6, 7 or 8(d) or defending against such enforcement.

        (c) Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin. The Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 9(b). The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

        10.    Miscellaneous.

        (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein), together with the Severance Agreement, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

        (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

        (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.
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        (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement.

        (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company or the Executive in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company or by the Executive of any right or any breach by the other party shall constitute a waiver of any other right of that party or breach by the other party.

        (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

        Rehabilicare Inc.
        1811 Old Highway 8
        New Brighton, MN 55112
        Attention: Chairman

        W. Glen Winchell
        10 Peggy Circle
        Grasston, MN 55030

Any party may change the address set forth above by notice to each other party given as provided herein.

        (h) Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

        (j) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

        (k) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        (l) Assistance and Fees of Counsel. Executive acknowledges that he has received the assistance of his own counsel in negotiating and reviewing the terms of this Agreement. The Company agrees to reimburse the Executive, upon invoice detailing the services performed, for up to $2,500 of the fees of such counsel related to the negotiation and review of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

                                            REHABILICARE INC.

                                            By: ________________________________
                                            Name:_______________________________
                                            Title:______________________________
                                                  W. Glen Winchell
                                                  (Executive)

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